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                                                                   EXHIBIT 99.2


                                                          FOR IMMEDIATE RELEASE



           CARIBINER INTERNATIONAL COMPLETES ACQUISITIONS OF BAUER
                     AUDIO VISUAL, INC. FOR $26.3 MILLION


                  NEW YORK, July 7, 1997 -- Caribiner International, Inc. (NYSE:
         CWC) today announced that it has completed the previously announced acquisition of Bauer Audio Visual, Inc. for $26.3 million, consisting of approximately $14.7 million in cash, $4.6 million in Caribiner common stock and the repayment of approximately $7.0 million in outstanding long term indebtedness. The Bauer acquisition expands Caribiner's leading position as a national provider of audio visual equipment services, including hotel audio visual outsourcing services, staging and show services and audio visual equipment rentals, sales and installations.

                  Caribiner International, Inc. is a leading international producer of meetings, events and training programs and a provider of related business communications services that enable businesses to inform, sell to and train their sales forces, dealers, franchisees, partners, stockholders and employees. Caribiner's clients include some of the world's largest companies. The Company has offices throughout the United States, as well as in London, Australia, Dubai, Hong Kong and New Zealand.

                  Caribiner International, Inc. is listed on The New York Stock Exchange and trades under the symbol CWC.

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For further information, contact:

Arthur F. Dignam                       Chris Plunkett/Mike Smargiassi
Chief Financial Officer                Brainerd Communicators, Inc.
Caribiner International, Inc.          212-986-6667
212-541-5300